Exhibit 99.1

2121 Sage Road, Suite 200 Houston, Texas 77056 Phone 713.625.7800 Fax 713.625.10

Press Release

Contact: Petri Darby Phone: (713) 724-9917	FOR IMMEDIATE RELEASE 7:30 A.M. EDT, May 7, 2009

Exobox Technologies President and COO is Promoted to CEO

Exobox co-founder assumes position as chairman of the board

HOUSTON, TEXAS (MAY 7, 2009) – Exobox Technologies Corp. (OTCBB: EXBX), an information risk management and security solutions provider, today announced that its current president and chief operating officer Kevin Regan has been named chief executive officer, effective immediately.  Regan replaces Robert Dillon, who resigned as CEO and chairman of the board.  Regan has also joined the company’s board of directors and will serve as the company’s interim chief financial officer until a replacement is named for Michael Wirtz, who also resigned as CFO.  In addition, Regan retains the positions of president and chief operating officer.

Scott Copeland, co-founder and a current director of the company, will immediately assume the position of chairman of the board.

Kevin Regan joined Exobox in June 2008 as its chief operating officer and was promoted to president and chief operating officer in February 2009.  Regan has extensive management experience with publically-traded technology companies and has a track record of strategically positioning high-growth companies for success.

“Kevin has worked diligently to build Exobox’s research, development, sales, marketing, and delivery infrastructure – preparing Exobox for its first commercial offering,” said Scott Copeland, Exobox chairman.  “We are very pleased that he has accepted this leadership position at Exobox.”

Scott Copeland co-founded Exobox in 1999 and has been actively involved in the development of the company’s patented technology, used to deliver an integration platform for Exobox products.

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Exobox President and COO Promoted to CEO	Page 2

“Exobox is preparing for the commercialization of its first software product, ExoDetect, to provide the business security market with a powerful tool that provides stability, usability, and scalability”, said Regan.   “Technology research firms and our own advisory boards are validating our novel approach to protecting a company’s valuable information assets.  I am very excited about our future.”

The company also announced that it has entered into separation agreements with Dillon and Wirtz in connection with their departures, the terms of which will be disclosed in a subsequent Form 8-K filing.

About Exobox
Exobox Technologies Corp. develops information risk management and security solutions that help organizations protect and recover their most valuable information assets. It is committed to its vision to create a more secure environment for the information-centric community through the development of new technologies and security services. Exobox was founded in 1999 and is headquartered in Houston, Texas. For more information on Exobox, visit www.exobox.com.

Contacts:

Investor Relations:
Tim Lee
800-460-8887

Press Inquiries:
Captavi
Petri Darby
713-724-9917

Safe Harbor Statement: The statements in this release that relate to future plans, expectations, events, performance and the like are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Actual results or events could differ materially from those described in the forward-looking statements due to a variety of factors, including the lack of funding and others set forth in the Company's report on Form 10-K for fiscal year 2009 filed with the Securities and Exchange Commission.

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